Consent of Independent Auditors

Board of Directors
OHSL Financial Corp.
Cincinnati, Ohio

We consent to the incorporation by reference in the Registration Statement on Form S-8 of OHSL Financial Corp. Of our Independent Auditor's Report, dated March 6, 1997, on the consolidated statements of financial condition of OHSL Financial
Corp. As of December 31, 1995 and 1996 and on the consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is included in Form 10-KSB of OHSL Financial Corp. for the year ended December 31, 1996.



/s/ Crowe, Chisek and Company LLP
Crowe, Chisek and Company LLP
Indianapolis, Indiana
March 28, 1997